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                                                                     EXHIBIT 4.2


                          CERTIFICATE OF DESIGNATION

                                      of

                            SERIES A PREFERRED STOCK

                            of E*TRADE GROUP, INC.

                        (Pursuant to Section 151 of the
                       Delaware General Corporation Law)


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     E*Trade Group, Inc., a corporation organized and existing under the General
Corporation Law of the State of Delaware (hereinafter called the "Corporation" or "EGI"), hereby certifies that the following resolutions were duly adopted by the Board of Directors of the Corporation on July 26, 2000, as required by
Section 151 of the Delaware General Corporation Law;

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors" or the "Board,") in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate"), the Board of Directors hereby creates from its authorized class of Preferred Stock a series designated as Series A Preferred Stock (hereinafter referred to as the "EGI Special Voting Share" or the "Voting Share"), par value $.01 per share, of the Corporation;

     RESOLVED, that the Board of Directors does hereby establish the Series A Preferred Stock as follows:

     Section l. Designation and Amount. One (1) share of Preferred Stock of the
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Corporation shall be designated as Series A Preferred Stock. The Corporation will not issue any additional shares of the same series of such Series A Preferred Stock without the consent of the holders at the relevant time of Exchangeable Shares (as defined in Section 4(A) below).

     Section 2. Dividends and Distributions.
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     (A) Except as required by applicable law, the holder(s) of the EGI Special
Voting Share ("Holder") shall not be entitled to receive any dividends or distributions of the Corporation, whether payable in cash, property or in shares of capital stock

     Section 3.  Liquidation. In the event of any liquidation, dissolution or
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winding up of the Corporation, the holder of the Series A Preferred Stock shall not be entitled to receive any assets of the Corporation available for distribution to its stockholders.

                                       1.
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     Section 4. Voting Rights. The EGI Special Voting Share shall have the
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following Voting Rights:

     (A) With respect to all meetings of stockholders of EGI at which holders of the Corporation's common stock are entitled to vote (each, an "EGI Meeting") and with respect to all written consents sought by EGI from its stockholders including the holders of EGI common stock (each, an "EGI Consent"), the EGI Special Voting Share shall vote together with the common stock of the Corporation as a single class and each such vote of the EGI Special Voting Share shall have identical voting rights to those of the Corporation's common stock. The holder of the Special Voting Share shall have a number of votes equal to the number of Exchangeable Non-Voting Shares of EG1 Canada Corporation ("Exchangeab1e Shares"), a corporation existing under the laws of Ontario, outstanding on the record date for determining stockholders entitled to vote at the applicable EGI Meeting or the applicable EGI Consent, other than those held by EGI or its Affiliates. For purposes hereof, an "Affiliate" is: (i) any corporate entity that controls another corporate entity or is a subsidiary of another or are subsidiaries of the same corporation or are controlled by the same person; and (ii) corporate entities that are affiliated with the same corporation shall be deemed to be affiliates. For purposes of this definition, a corporation is controlled by a person or two or more corporations if: such person or corporation(s) has a sufficient number of beneficial voting securities of the corporation to elect a majority of the directors of the corporation.

     (B) Except as set forth herein, or as otherwise provided by law, the registered holders from time to time of Exchangeable Shares ("Beneficiaries'') shall have no special voting rights and their consent shall not be required for taking any corporate action.

     Section 5. Termination of Voting Rights. At such time as the EGI Special
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Voting Share has no votes attached to it because there are no Exchangeable
Shares outstanding that are not owned by the Corporation or its Affiliates, and there are no shares of stock, debt, options or other agreements that could give rise to the issuance of any Exchangeable Shares to any person (other than the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under the common control of the Corporation), the EGI Special Voting Share shall be deemed to be surrendered by the Holder of EGI.

     Section 6. No Redemption. The EGI Special Voting Share shall not be
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redeemable.

                                       2.
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        IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief International Officer and its corporate seal attested by its Assistant Secretary this 24th day of August, 2000.


                                    E*TRADE GROUP, INC.

                                    By: __________________________________
                                        Name: Judy Balint
                                        Title: Chief International Officer

Attest:


By: ___________________________________
    Name: Brigitte VanBaelen
    Title: Assistant Secretary